EXHIBIT 99.1

 NET PERCEPTIONS ACQUIRES KD1, LEADING DATA ANALYSIS COMPANY

 Leaders in Personalization and Applied Analysis Combine

 To Create First Comprehensive Realtime eMarketing Solution

 NEW YORK, Jan. 17 - Net Perceptions, Inc. (Nasdaq: NETP), the leading supplier of realtime personalization solutions, today announced that it has signed a definitive agreement to acquire privately held KD1, Inc. (Knowledge Discovery One, www.kd1.com), the leader in building advanced data analysis solutions for multichannel and dot.com retailers. The strengths of the combined companies set a new standard for eMarketing.
 This is the first proven application set that clearly focuses on the customer -- in contrast to more traditional decision support solutions that focus solely on product segmentation and cost management analysis.

 Under the terms of the definitive agreement, Net Perceptions will issue approximately 2.24 million shares of its common stock. The transaction, which will be accounted for as a purchase, is subject to various closing conditions, including the approval of KD1's shareholders. Stockholders of KD1 holding the requisite number of shares necessary to approve the transaction have agreed to vote in favor of the acquisition. Upon completing the acquisition, Net Perceptions expects that it will have more than 280 employees, including KD1's 60 employees.

 This acquisition combines Net Perceptions' market-leading, realtime recommendation technology with KD1's ability to analyze and integrate vast amounts of customer information. KD1's analysis of customers, products and promotions allows retailers to optimize their merchandise assortment, marketing tactics and pricing strategies. This sets the stage for what Net Perceptions does best -- building on this knowledge in realtime to provide the most accurate delivery of personalized recommendations across all customer touch points, including call centers, point-of-sale, kiosks and Web sites.

 "We believe this combination sets a new standard for retailers both on-line and off-line," said Steven Snyder, president and CEO of Net Perceptions. "KD1's retail eMarketing suite solves the problems that matter most to retailers in both merchandising and advertising. KD1 is exceptional at providing retailers with the ability to understand behavior-based segments, such as most valuable customers, those at-risk and bargain hunters. That power is now combined with Net Perceptions' award-winning solutions to give retailers the ability to make realtime, one-to-one recommendations to customers on the Web, in call centers, via e-mail or in the store."

 Customers

 KD1 has already established a formidable presence in the retail industry, with customers that include Garden.com, JCPenney, Lowe's, Walgreens, OurHouse.com and Rite Aid. Combined, the two companies provide marketing solutions to more than 168 customers, well in excess of any other eMarketing provider. Net Perceptions' customers include Bertelsmann, CDNOW, Children's Place, Greater Universal Stores (GUS), Lycos, Micron, OurHouse.com and Tower Records.

 "Net Perceptions is the defining company in realtime personalization," said Joe Dalton, co-founder of KD1. "With the addition of KD1's technology, retailers can readily gain a deep and comprehensive understanding of their customers' behavior across their enterprise. The best our competitors can offer is a good start at generic data warehousing and a boatload of consultants to get it right."


 Enhanced Product Solutions

 KD1's GreenLight(TM) Suite captures and analyzes Web site behavior information, customer profile data and transaction detail from point-of-sale, Web sites and catalog channels. KD1 has proven its ability to process and report on terabytes of data to discern, on a daily basis, customer buying patterns, product affinities, promotion effectiveness, price elasticity and Web path productivity.

 GreenLight Go!(SM), KD1's eMarketing solution for Web retailers, offers the fastest way to gain in-depth understanding of how people, products and promotions come together on an e-commerce site. It is delivered as an application service program (ASP) through KD1's Dallas Data Center. Companies such as Garden.com now make better marketing and merchandising decisions in a matter of weeks instead of months.

 GreenLight(TM) Ad, optimizes the selection, positioning and pricing of advertised items to increase revenues and improve margins while lowering advertising costs. After working closely with KD1 for more than three months to test this revolutionary technology, JCPenney now uses GreenLight Ad to optimize item selection for its weekly ad circulars.

 With the acquisition of KD1, Net Perceptions also gains a key relationship with Boston-based Torrent Systems. Torrent's Orchestrate(TM) software environment helps deliver the power and scalability in KD1's large-scale analytic applications. "We're excited by this new relationship with Net Perceptions," said Rob Utzschneider, Torrent founder and vice president of Market Development. "We will strengthen Net Perceptions opportunities with traditional business operations, while significantly enhancing their growth into online Web analytics."

 "Today we allow our customers to produce tremendously compelling individualized shopping experiences for their consumers," said Snyder. "As a result, we put more money and greater profits in the pocket of our retail customers. We pioneered the concept of personalization and by adding the analytic capability and retail expertise of KD1, we remain the company to beat. Bottom line: Consumers get far better service and retailers sell more and sell more profitably."

 About Net Perceptions

 Net Perceptions is the leading supplier of realtime personalization solutions that enable businesses to market to customers on a true one-to-one basis across multiple touch points. Its solutions increase new and repeat business by learning more about each customer's individual needs, tastes and preferences with every interaction, then making increasingly personalized product and service recommendations. Added to these commerce products is Net Perceptions for Knowledge Management, the first personalization application to leverage both a company's internal data and staff intelligence. This combination allows Net Perceptions to deliver the only full suite of products that allow companies to reap the benefits of personalization throughout their entire enterprise -- internally and externally.

 Based in Minneapolis, Net Perceptions is a publicly held company that operates additional offices in New York, San Francisco and London and a joint venture office in Japan. Customers include many of the world's best known brands: Art.com, furniture.com, Kraft, Mondera, Procter & Gamble, SkyMall and wine.com. For more information about Net Perceptions products visit http://www.netperceptions.com or call 800-466-0711.

 About KD1

 KD1 eliminates the guesswork from retail and e-tail marketing and merchandising decisions. The KD1 GreenLight Suite of intelligent software applications allows retailers and e-tailers to define, execute and evaluate breakthrough marketing and merchandising programs that increase profitability, drive long-term customer relationships and increase total store/web site revenue. With more than 50 years of retail best practices embedded into our products, KD1 is helping leading retailers in the drug, convenience, department, specialty and discount retail industries identify and develop their most profitable repeat customer opportunities. Established in 1996 and headquartered in Austin, Texas, KD1 customers include Garden.com, Lowe's, JCPenney, Walgreens, Rite Aid, OurHouse.com and Hudson's Bay.

 This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the company's limited operating history, delays in product development, development of the Internet market, changes in product pricing policies, competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.

 SOURCE Net Perceptions, Inc.  -0- 01/17/2000

 /CONTACT: Rich Adolf of Waggener Edstrom for Net Perceptions, 425-450-5016, or 425-637-9097, or richa@wagged.com; or Jacqueline Hanson of Net Perceptions, 612-918-1749, or 800-466-0711, or cell, 612-385-3949, or
 jhanson@netperceptions.com; or Lauren Peters of PetersGroup Public Relations for KD1, 512-794-8600, or 512-794-8622, or
 lauren@petersgrouppr.com; or Kay Hackmann of KD1, 512-349-5628, or fax, 512-349-5606, or hackmann@kd1.com/

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 http://www.netperceptions.com/  (NETP) CO: Net Perceptions, Inc.; Knowledge
 Discovery One ST: Minnesota, New York, Texas IN: ADV CPR SU: TNM TK u
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